UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2017
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2017, College Station 1892 Properties, L.L.C. (“1892 Properties”), a wholly owned subsidiary of Stratus Properties Inc. (“Stratus”), and Southside Bank, as lender, entered into a construction loan agreement, promissory note and other related loan documents providing for a $36,759,000 senior secured first lien construction loan (the “Loan”). The proceeds from the Loan will be used to finance the construction of Phases 1 and 2, the retail component, of Stratus' Jones Crossing project, an HEB Grocery L.P. (“HEB”)-anchored, mixed-use development located in College Station, Texas. Jones Crossing, situated on a 72-acre tract of land located near Texas A&M University, is expected to total approximately 258,000 square feet of commercial space and will be developed in three phases. Phase 1, the retail anchor phase, will be comprised of a 106,000 square foot HEB grocery store, five mixed-use retail buildings totaling 47,250 square feet, six pad sites for sublease, and road, utility and storm water infrastructure for the entire development. Phase 2 will include a 40,000 square foot secondary anchor building and three build-to-suit pad sites for sublease. Phase 3 is planned to include 600 student-focused multi-family units.

The Loan will be funded in stages based upon the completion of specified development milestones for Phase 1 and Phase 2 of the Jones Crossing project and is subject to certain restrictions related thereto. Interest on the Loan is variable at one-month LIBOR plus 3.75 percent, subject to a minimum interest rate of 4.0 percent. Payments of interest only will be due and payable monthly beginning on October 1, 2017, and regularly thereafter through March 1, 2021. The principal balance of the Loan outstanding after March 1, 2021, will be payable in equal monthly installments of principal and interest based on a 30-year amortization. The Loan must be repaid in full on or before September 1, 2023. 1892 Properties may prepay all or any portion of the Loan without penalty at any time prior to the final maturity date. Repayments under the Loan can be accelerated by the lender upon the occurrence of certain customary events of default.

As a condition to funding, 1892 Properties is required to provide evidence of payment and contribution of at least $12,253,000 in project costs out of funds from sources other than the Loan proceeds.

The Loan is secured by a deed of trust and security agreement that includes as collateral the Jones Crossing project and all subsequent improvements, all leases and rents associated with the Jones Crossing development, and any personal property owned by 1892 Properties, including but not limited to all plans, specifications, permits, licenses, certificates and other entitlements related to Jones Crossing.

The Loan contains affirmative and negative covenants usual and customary for loan agreements of this nature, including, but not limited to, a financial covenant to maintain a debt service coverage ratio of at least 1.35 to 1.00 at all times beginning on March 31, 2020.

The payment of the Loan has been fully and unconditionally guaranteed by Stratus. When 1892 Properties completes Phases 1 and 2 of the Jones Crossing development and demonstrates the ability to maintain a debt service coverage ratio of 1.50 to 1.00 as of the end of any fiscal quarter, Stratus’ obligations as a guarantor will be limited to the aggregate amount of any losses suffered by the lender upon the failure of 1892 Properties’ to satisfy certain obligations under the loan agreement or the termination of the ground lease which grants 1892 Properties the right to occupy the Jones Crossing property.

Construction of Phase 1 and Phase 2 of the Jones Crossing project commenced on September 7, 2017, and the HEB grocery store is expected to open in mid-2018.

The foregoing summary of the Loan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the construction loan agreement and promissory note, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated September 7, 2017, titled “Stratus Properties Inc. Obtains Financing and Commences Construction of Jones Crossing Development Project in College Station, Texas.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: September 7, 2017

Stratus Properties Inc.
Exhibit Index

Exhibit Number
10.1	Construction Loan Agreement by and between College Station 1892 Properties, L.L.C., as borrower, and Southside Bank, as lender, dated September 1, 2017.

10.2	Promissory Note by and between College Station 1892 Properties, L.L.C. and Southside Bank, dated September 1, 2017.

99.1	Press Released dated September 7, 2017, titled “Stratus Properties Inc. Obtains Financing and Commences Construction of Jones Crossing Development Project in College Station, Texas."